Exhibit 26(k)

Pruco Life Insurance Company

213 Washington Street

Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer of Pruco Life Insurance Company ("Pruco Life"), I have reviewed the establishment on April 17, 1989 of Pruco Life Variable Universal Account (the "Account") by the Executive Committee of the Board of Directors of Pruco Life as a separate account for assets applicable to certain variable life insurance contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I am responsible for oversight of the preparation and review of the Registration Statement on Form N-6, as amended, filed by Pruco Life with the Securities and Exchange Commission (Registration Numbers: 333-85115, 333-49332, 333-109284 and 333-112808) under the Securities Act of 1933 for the registration of certain variable universal life insurance contracts issued with respect to the Account.

I am of the following opinion:

(1)	Pruco Life was duly organized under the laws of Arizona and is a validly existing corporation.

(2)	The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Arizona law.

(3)

The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable universal life insurance contracts is not chargeable with liabilities arising out of any other business Pruco Life may conduct.

(4)	The variable universal life insurance contracts are legal and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

  /s/                                                                         4/17/08
Thomas C. Castano                                                               Date
Pruco Life Insurance Company